UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 7, 2007

ITT CORPORATION
(Exact name of registrant as specified in its charter)

Indiana	1-5672	13-5158950
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4 West Red Oak Lane
White Plains, New York	10604
(Address of principal executive offices)	(Zip Code)
(914) 641-2000
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On March 7, 2007, the Compensation and Personnel Committee (the “Committee”) of the Board of Directors of ITT Corporation (the “Company”) approved annual incentive opportunities for performance year 2007 and base salaries for 2007 for the individuals expected to be named executive officers in our Proxy Statement for our 2007 Annual Meeting of Shareholders (the “2007 Annual Meeting”). Additional information with respect to the compensation arrangements for the named executive officers will be set forth in the Proxy Statement for the 2007 Annual Meeting.
Annual Incentive Opportunities
     For 2007, the named executive officers will again participate in the ITT 1997 Annual Incentive Plan for Executive Officers (the “AIP”) approved by the Company’s shareholders in 1997. Amounts to be paid under the plan are based on the financial performance of the Company and its segments during the performance year as compared with the annual performance goals established and approved by the Committee at the beginning of the performance year. Under the AIP, the Committee has the authority to modify the award to reflect individual performance in accordance with the terms of the AIP. The Committee also may award supplemental bonus payments separate from the AIP in its discretion in recognition of additional performance factors.
     The Committee determined that AIP payment opportunities for performance year 2007 under the AIP will be dependent on Return on Invested Capital (“ROIC”), Organic Revenues, Quarterly Cash Targets and Operating Margin as in 2006, and will also be dependent upon an additional factor: ITT Earnings Per Share Growth (“EPS Growth”). EPS Growth, which in 2006 was used as a multiplier, will be incorporated as an AIP factor in 2007 and will not be employed as a multiplier.  EPS Growth is included based upon the Committee’s determination that EPS Growth is an appropriate measure for all executive officers and reinforces enterprise goals.
     For the Chief Executive Officer and the other named executive officers in the Company’s corporate headquarters, the AIP opportunities are based 40% on ROIC, 20% on Quarterly Cash Targets and 40% on EPS Growth. For named executive officers in the Company’s operating segments, AIP opportunities are based 70% upon the performance goals of their respective segment and based 30% upon EPS Growth. The operating segment performance goals for named executive officers in the Company’s commercial segments (which exclude the defense industry businesses) are based 40% on ROIC, 20% on Quarterly Cash Targets, 20% on Organic Revenues and 20% on Operating Margin Rate. The operating segment performance goals for named executive officers in the Company’s defense segment are based 60% on ROIC, 20% on Quarterly Cash Targets and 20% on Organic Revenues. Operating Margin Rate has not been employed in the defense segment because margin rates in these businesses are often contractually limited.
     The Company considers ROIC an easily understood measurement of capital utilization in the Company’s businesses. For 2007 AIP opportunities, the Committee simplified its calculation of invested capital so that ROIC may be more readily compared to information in the published financial statements of other companies.
     For performance year 2007, the Committee determined individual award targets for the Chief Executive Officer and the other named executive officers ranging from a minimum of 65% to a maximum of 115% of the individual’s base salary. In order for payment to be earned under the AIP for 2007, achievement of 85% or more of the approved targets other than EPS Growth must be achieved. In order for payment to be earned under the AIP for the EPS Growth metric, EPS Growth of 10% or more must be achieved. The EPS Growth metric represents 40% of the Company’s corporate headquarter AIP opportunity and 30% of the AIP opportunity for the Company’s operating segments.

     Actual individual payments under the AIP for 2007 are completely discretionary. The total award under the 2007 AIP amount may range from 0% to a maximum of 200% of target. Discretionary factors may be considered by the Committee when determining the amounts paid for 2007. For example, the Committee may make adjustments to awards and increase or decrease payment values based upon events or circumstances, including but not limited to acquisitions, divestitures or changes in accounting principles.
Base Salaries for 2007
     The Committee approved new annual base salaries, effective March 1, 2007, for the named executive officers as follows: Mr. Loranger, $1,070,000; Mr. Minnich; $490,000; Mr. Driesse, $535,000; Mr. Gaffney, $475,000; and Mr. Maffeo, $460,000.
Retirement of Named Executive Officer
     On March 9, 2007, the Company announced that Gretchen McClain will succeed Henry Driesse as President, Fluid Technology Group as of March 31, 2007. Mr. Driesse will support ITT’s major operational excellence priorities and will retire from the Company at the end of 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT CORPORATION
Date: March 13, 2007	By:	/s/ Kathleen S. Stolar
Kathleen S. Stolar
	Its:	Vice President, Secretary and Associate General Counsel